UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TeamStaff, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEAMSTAFF, INC.
300 Atrium Drive
Somerset, New Jersey 08873

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on August 3, 2004

To the Shareholders of TEAMSTAFF, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TEAMSTAFF, INC. ("TeamStaff"), will be held at the Somerset Marriott, 110 Davidson Avenue, Somerset, New Jersey 08873 on August 3, 2004 at 9:00 AM New Jersey Time, for the following purposes:

1.    To elect two Class 2 Directors to TeamStaff's Board of Directors to hold office for a period of three years or until their successors are duly elected and qualified; and

2.    To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The close of business on June 25, 2004 has been fixed as the record date ("Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof.

You are cordially invited to attend the Meeting. Whether or not you plan to attend, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the Meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Stockholders who hold their shares through a nominee or broker are invited to attend the meeting but must obtain a signed proxy from the broker in order to vote in person. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the Secretary of TeamStaff, in writing, prior to the Annual Meeting of Shareholders.

By Order of the Board of Directors
Edmund C. Kenealy Secretary

Dated: July 2, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

TEAMSTAFF, INC.
300 Atrium Drive
Somerset, New Jersey 08873

PROXY STATEMENT
FOR
Annual Meeting of Shareholders
To Be Held on August 3, 2004

This proxy statement and the accompanying form of proxy have been mailed on or about July 2, 2004 to the shareholders of Common Stock of record as of June 25, 2004 (the "Record Date") of TEAMSTAFF, INC. ("TeamStaff"), a New Jersey corporation, in connection with the solicitation of proxies by the Board of Directors of TeamStaff for use at the Annual Meeting of Shareholders to be held on August 3, 2004 at 9:00 a.m. and at any adjournment thereof.

Solicitation, Voting and Revocability of Proxy

Shares of TeamStaff's Common Stock, par value $.001 per share, represented by a properly executed proxy on the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR the election of two Class 2 Directors to hold office for a period of three years or until their successors are duly elected and qualified. Each share of common stock is entitled to one vote. Voting is on a noncumulative basis.

If your shares are held in an account at a brokerage firm or bank, you may submit your voting instructions by signing and timely returning the enclosed voting instruction form, by Internet or telephone (if available) at the address or telephone number shown on your voting instruction form, or by providing other proper voting instructions to the registered owner of your shares. If you either return your signed proxy or submit your proxy using the Internet or telephone procedures that may be available to you, your shares will be voted as you direct. IF THE ACCOMPANYING PROXY IS PROPERLY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE INDICATED THEREON, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Shareholders. The Board of Directors is not currently aware of any such other matters.

Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy by submitting a proxy bearing a later date or by notifying the Secretary of TeamStaff either in writing prior to the Annual Meeting or in person at the Annual Meeting. Revocation is effective only upon receipt of such notice by the Secretary of TeamStaff. Shareholders who hold their shares through a nominee or broker are invited to attend the meeting but must obtain a signed proxy from the broker in order to vote in person. Election of directors is by plurality vote, with the nominees receiving the highest vote totals to be elected as directors of TeamStaff. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. Abstentions and non-votes will, however, be considered as votes represented at the Annual Meeting solely for quorum purposes.

TeamStaff will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from shareholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of TeamStaff's common stock held of record by such persons, and TeamStaff may reimburse them for reasonable out-of- pocket expenses incurred by them in so doing.

The Annual Report to Shareholders for the fiscal year ended September 30, 2003, including financial statements, accompanies this proxy statement.

The principal executive offices of TeamStaff are located at 300 Atrium Drive, Somerset, New Jersey 08873; TeamStaff's telephone number is (732) 748-1700.

Independent Public Accountants; Fees Paid

On April 10, 2002, the Board of Directors of TeamStaff and its Audit Committee decided to change independent public accountants from Arthur Andersen LLP to Pricewaterhouse-Coopers, LLP for the fiscal year ending September 30, 2002. The change was made due to the uncertainties surrounding Arthur Andersen at the time.

Arthur Andersen's reports on TeamStaff's consolidated financial statements for each of the years ended September 30, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended September 30, 2001 and 2000 and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended September 30, 2001 and 2000 and through April 10, 2002, TeamStaff did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

At a meeting held on December 10, 2002, prior to concluding their audit for fiscal 2002, PricewaterhouseCoopers expressed its opinion to the Audit Committee of TeamStaff that there were material weaknesses in TeamStaff's system of internal controls, including the adequacy, competency and reliability of operational and financial information, information systems and finance personnel. PricewaterhouseCoopers further stated that information had come to its attention, that if further investigated may materially impact the fairness or reliability of the previously issued financial statements for fiscal year 2001 and/or the financial statements to be issued for fiscal year 2002. PricewaterhouseCoopers also stated that due to an accounting error in the treatment of a supplemental retirement plan, a restatement and a reaudit of fiscal year 2001 would be required but it declined the engagement for the reaudit of fiscal year 2001.

In December 2002, PricewaterhouseCoopers further advised TeamStaff that it believed it would be essential to employ a new Chief Financial Officer and conditioned the continuance of its audit for fiscal year 2002 on the employment of a new Chief Financial Officer. PricewaterhouseCoopers acknowledged that in view of the foregoing, it was likely that TeamStaff would be unable to make a timely filing of its annual report for fiscal year 2002.

In response to the foregoing advice from PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that TeamStaff's Chief Financial Officer be relieved of his duties immediately, and a search for a new Chief Financial Officer be commenced. The Board accepted and implemented the recommendations of the Audit Committee in full. We began aggressively recruiting a new Chief Financial Officer (we employed Rick J. Filippelli as our new Chief Financial Officer in September 2003) and have established, and will continue to establish, new policies and procedures designed to improve the reliability and reporting of operational and financial information.

Our consolidated financial statements for fiscal year 2001 were audited by Arthur Andersen, which is no longer licensed to practice before the Securities and Exchange Commission. Therefore, the restatement of fiscal year 2001 would have required the reaudit of the fiscal year 2001 financial statements. PricewaterhouseCoopers advised the Audit Committee that it would not accept an engagement for the reaudit of fiscal year 2001 due to the internal control issues described above. In light of the need to engage a new auditor for fiscal year 2001, the Audit Committee determined that the interests of TeamStaff were best served by engaging new independent accountants willing to audit both fiscal year 2001 and fiscal year 2002.

On December 13, 2002 the Audit Committee dismissed PricewaterhouseCoopers and engaged Lazar Levine & Felix LLP to serve as TeamStaff's independent public accountants. In conducting the audit for the fiscal year ended September 30, 2002, Lazar expanded its testing of TeamStaff's internal controls, including information technology controls, to include the fiscal year ended September 30, 2001. This procedure was followed since the Arthur Anderson work papers were not readily available for review by Lazar and to investigate the concerns regarding internal controls raised by PricewaterhouseCoopers. As a result of this expanded testing, no material weaknesses in the systems were revealed and, based on these results, Lazar concluded that only an audit of one restatement adjustment, as discussed below, was appropriate, and a full reaudit of the fiscal year 2001 consolidated financial statements was not required.

Prior to its dismissal, PricewaterhouseCoopers had advised the Audit Committee that, in PricewaterhouseCoopers' opinion, TeamStaff should not have applied pension plan accounting to its supplemental retirement plan adopted on October 1, 2000, resulting in a material error requiring the restatement of the fiscal year 2001 financial statements. This would have resulted in an additional after-tax charge to earnings of approximately $408,000 in fiscal year 2001. TeamStaff had engaged an independent firm to design the plan and had reviewed the plan's accounting treatment with Arthur Andersen prior to its certification of TeamStaff's fiscal year 2001 financial statements. Lazar advised the Audit Committee that it undertook its own analysis of the appropriate accounting treatment for the supplemental retirement plan. Lazar determined that the plan is indeed a pension plan and TeamStaff has accounted for it as such. Nevertheless, Lazar determined that a restatement of TeamStaff's fiscal year 2001 financial statements was appropriate due to the omission of a note in the fiscal year 2001 consolidated financial statements containing certain required disclosures for the plan. Further, an adjustment in the expense calculation of the plan resulted in a reduction in net income after-tax for fiscal year 2001 of $76,000, from $1,424,000 to $1,348,000.

In light of the foregoing, TeamStaff determined that the conclusions reached by PricewaterhouseCoopers concerning TeamStaff's internal controls and financial and operational systems were not supported by Lazar's independent analysis or TeamStaff's own assessment of its financial and operational systems.

During the period of PricewaterhouseCoopers's engagement, which commenced on April 10, 2002, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PricewaterhouseCoopers 's satisfaction, would have caused them to make reference to the subject matter in connection with their report on TeamStaff's consolidated financial statements. PricewaterhouseCoopers did not report on our consolidated financial statements for any fiscal year. PricewaterhouseCoopers expressed its opinion to the Audit Committee that there were material weaknesses in our system of internal controls, including the adequacy, competency and reliability of operational and financial information, information systems and finance personnel, as described above.

During the years ended September 30, 2002 and 2001 and the interim periods up to and including the date of Lazar's engagement, TeamStaff did not consult Lazar with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee has retained Lazar to serve as our independent accountants for the fiscal year ending September 30, 2004. Shareholders are not being asked to approve the selection of independent accountants for the fiscal year ending September 30, 2004 because such approval is not required under our Certificate of Incorporation or By-laws. The audit services provided by Lazar consist of examining financial statements, reviewing filings with the Securities and Exchange Commission, and consulting in regard to various accounting matters as permitted under the Sarbanes-Oxley Act of 2002. Representatives of Lazar are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents the total fees paid for professional audit and non-audit services rendered by our independent auditors for the audit of our annual financial statements for the years ended September 30, 2003, and September 30, 2002, and fees billed for other services rendered by our independent auditors during those periods.

	Fiscal Years Ended September 30,
	2003	2002
Audit Fees (1)	$284,000	$503,000
Audit-Related Fees (2)	34,000	0
Tax Fees (3)	186,000	130,000
All Other Fees (4)	24,000	231,000
Total	$528,000	$864,000

(1)	Audit services consist of audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards. During the fiscal year ended September 30, 2002, we paid and/or accrued an aggregate of $293,000 to PricewaterhouseCoopers, $15,000 to Arthur Andersen, and $195,000 to Lazar, Levine & Felix LLP for fees related to the audit of our financial statements.

(2)	Audit-related services consist of assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements. During the fiscal year ended September 30, 2002, we did not pay any additional fees to our auditing firms for any assurance and related services related to such firms' audit services other than as reported under the caption "Audit Fees."

(3)	Tax services consist of all services performed by the independent auditor's tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice. During the fiscal year ended September 30, 2002, we paid and/or accrued an aggregate of $26,000 to PricewaterhouseCoopers and $104,000 to Lazar, Levine & Felix LLP for tax provision review and tax compliance services.

(4)	Other services consist of those service not captured in the other categories. During the fiscal year ended September 30, 2003, we paid and/or accrued an aggregate of $24,000 to Lazar, Levine & Felix LLP. During the fiscal year ended September 30, 2002, we paid and/or accrued an aggregate of $231,000 in fees to PricewaterhouseCoopers for various due diligence, advisory services and benefit reconciliations.

The Audit Committee of the Board of Directors has determined that the services provided by Lazar and the fees paid to it for such services has not compromised the independence of Lazar.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent auditor for the next year's audit, management will submit a detailed description of the audit and permissible non-audit services expected to be rendered during that year for each of four categories of services provided by the independent auditor to the Audit Committee for approval. The four categories of services provided by the independent auditor are as defined in the footnotes to the fee table set forth above. In addition, management will also provide to the Audit Committee for its approval a fee proposal for the services proposed to be rendered by the independent auditor. Prior to the engagement of the independent auditor, the Audit Committee will approve both the description of audit and permissible non-audit services proposed to be rendered by the independent auditor and the budget for all such services. The fees are budgeted and the Audit

Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor. To ensure prompt handling of unexpected matters, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Voting Securities and Security Ownership of Certain Beneficial Owners and Management

The securities entitled to vote at the Annual Meeting are TeamStaff's common stock, $.001 par value. Each share of common stock entitles its holder to one vote on each matter submitted to shareholders. The close of business on June 25, 2004 has been fixed as the Record Date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. As of the Record Date, 15,765,881 shares of common stock were issued and outstanding, including an aggregate of 33,943 shares allocated to former holders of shares of common stock and Series A Preferred Stock of BrightLane.com, Inc. who have not yet turned in their shares for exchange. Voting of the shares of common stock is on a noncumulative basis.

The following table sets forth certain information as of the Record Date with respect to each director, each of the named executive officers as defined in Item 402(a)(3), and directors and executive officers of TeamStaff as a group, and to the persons known by TeamStaff to be the beneficial owner of more than five percent of any class of TeamStaff's voting securities.

Name	Number of Shares Currently Owned (1)	Percent of Company's Outstanding Stock
Martin J. Delaney (2)	68,663	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
Karl W. Dieckmann (3)	102,352	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
Ben J. Dyer (4)	22,526	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
Rick J. Filippelli (5)	0	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
T. Stephen Johnson (6)	274,011	1.74%
c/o T. Stephen Johnson & Associates, Inc. 3650 Mansell Road, Suite 200 Alpharetta, GA 30022
Edmund Kenealy (7)	68,031	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873

Name	Number of Shares Currently Owned (1)	Percent of Company's Outstanding Stock
Rocco Marano (8)	28,857	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
Timothy Nieman (9)	0	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
Gerard Romano (10)	25,000	*
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
T. Kent Smith (11)	200,000	1.27%
c/o TeamStaff, Inc. 300 Atrium Drive Somerset, NJ 08873
Wachovia Corp (12)	2,822,417	17.96%
One First Union Center Charlotte, NC 28288
Nationwide Financial Services (13)	2,256,488	14.36%
One Nationwide Plaza Mail Stop 01-12-13 Columbus, OH 43215
All officers and directors as a group	789,440	5.02%
(10) persons (2,3,4,5,6,7,8,9, 10, 11)

*	Less than 1 percent.

1.	Ownership consists of sole voting and investment power except as otherwise noted.

2.	Includes options to purchase 16,428 shares of our common stock and excludes unvested options to purchase 5,000 shares of common stock. Also includes warrants to purchase 10,000 shares of common stock.

3.	Includes options to purchase 16,428 shares of our common stock and excludes unvested options to purchase 5,000 shares of common stock.

4.	Includes options to purchase 5,000 shares of our common stock and excludes unvested options to purchase 5,000 shares of common stock.

5.	Excludes options to purchase 100,000 shares of our common stock.

6.	Includes an aggregate of 147,790 shares owned by or on behalf of certain of the holder's family members and as to which shares the listed holder expressly disclaims beneficial ownership. Includes options to purchase 10,000 shares of our common stock, and excludes unvested options to purchase 5,000 shares of common stock.

7.	Includes options to purchase 60,000 shares of our common stock and excludes unvested options to purchase 50,000 shares of common stock.

8.	Includes options to purchase 5,000 shares of our common stock and excludes unvested options to purchase 5,000 shares of common stock. Also includes warrants to purchase 10,000 shares of common stock.

9.	Excludes options to purchase 50,000 shares of our common stock.

10.	Includes options to purchase 25,000 shares of our common stock and excludes unvested options to purchase 5,000 shares of common stock.

11.	Includes options to purchase 200,000 shares of our common stock and excludes unvested options to purchase 200,000 shares of common stock.

12.	Wachovia Corporation obtained these shares in connection with the acquisition of BrightLane completed as of August 31, 2001. Number of shares currently owned as reported by Wachovia Corporation on Form 4/A filed September 25, 2003.

13.	Nationwide Financial Services obtained these shares in connection with the acquisition of BrightLane completed as of August 31, 2001.

Certain Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TeamStaff's directors and officers, and persons who own, directly or indirectly, more than 10% of a registered class of TeamStaff's equity securities, to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of common stock and other equity securities of TeamStaff. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish TeamStaff with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such reports received by TeamStaff, TeamStaff believes that all Section 16(a) filing requirements applicable to officers, directors and 10% shareholders were complied with during the fiscal year ended September 30, 2003.

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for the classification of the Board of Directors into three classes of Directors, each class as nearly equal in number as possible but not less than one Director, each to serve for a three-year term, staggered by class. The Certificate of Incorporation further provides that any class of directors of TeamStaff may be removed by the shareholders only for cause by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all outstanding voting stock, with vacancies on the Board being filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director.

The affirmative vote of a plurality of the votes cast, voting together as a single class at the Annual Meeting of Shareholders, is required to elect the directors. All proxies received by the Board of Directors will be voted for the election as directors of the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate that this will occur. No family relationship exists between any nominee for election as a director.

Pursuant to the terms of the Agreement and Plan of Merger dated as of March 6, 2001 among TeamStaff, Inc., BrightLane.com, Inc., and TeamSub, Inc. governing TeamStaff's acquisition of BrightLane, Wachovia Corporation had the right to nominate two persons to serve on the Board of Directors through the expiration of those directors' initial terms. These persons were David Carroll, who was a Class 2 Director, and Donald MacLeod, who was a Class 1 Director. However, during the 2002 fiscal year, both of these persons resigned from the Board. Wachovia declined to appoint a replacement for either person and advised TeamStaff that it would forgo its right with respect to one director. Similarly, pursuant to the Agreement and Plan of Merger governing TeamStaff's acquisition of BrightLane, Nationwide Financial Services, Inc., was granted the right to have one person serve on our Board. This person was Susan Wolken, who resigned from the Board as a Class 1 Director effective November 8, 2002. Wachovia, Nationwide Financial, Inc., TeamStaff, Inc. and BrightLane.com, Inc. were afforded the same right with respect to one director each.

Under TeamStaff's By-laws (except for the positions initially reserved for nominees of Wachovia, Nationwide, TeamStaff and BrightLane.com), the remaining members of the Board of Directors fill all vacancies on the Board of Directors. Any person nominated by the Board of Directors to fill the vacancy will serve until completion of the term of the Class member being filled.

The terms of the Class 2 Directors expire at this Annual Meeting. The present Directors of TeamStaff nominated for re-election and election to TeamStaff's Board of Directors as Class 2 Directors at the Annual Meeting are Karl W. Dieckmann and T. Kent Smith. As stated above, David Carroll served as a Class 2 Director until his resignation on April 24, 2002. Donald W. Kappauf, TeamStaff's former President and Chief Executive Officer, served as a Class 2 Director until his resignation from the Board of Directors on September 15, 2003. Due to the resignation of Mr. Kappauf, there was only one director remaining as a Class 2 Director. In order to fill the vacancy in Class 2 caused by Mr. Kappauf's resignation, the Board of Directors has nominated Mr. T. Kent Smith, our Chief Executive Officer and currently serving as a Class 3 Director, for election as a Class 2 Director. Mr. Smith will resign as a Class 3 Director effective as of his election and qualification as a Class 2 Director.

Due to the events described above, our Board of Directors is currently constituted as set forth in the following table. The Class 2 Directors are the only Directors nominated for election at the Annual Meeting.

Name	Position with Company and Age	Director Continuously Since	Term Expires
CLASS 2
Karl W. Dieckmann	Vice Chairman, 76	1990	2004
(Nominee for Re-election)
CLASS 1
T. Stephen Johnson	Chairman of the Board of Directors, 54	2001	2006
Ben J. Dyer	Director, 56	2002	2006
CLASS 3
Rocco Marano	Director, 76	2002	2005
Martin Delaney	Director, 61	1998	2005
T. Kent Smith* (Nominee for Election as a Class 2 Director)	Director and Chief Executive Officer, 47	2003	2005

*	T. Kent Smith currently serves as a Class 3 Director. As discussed above, Mr. Smith will resign as a Class 3 Director upon his election and qualification as a Class 2 Director.

Martin J. Delaney joined the Board of Directors in July 1998. Mr. Delaney is an attorney and a prominent healthcare executive who began his hospital management career in 1971 as an Assistant Administrator at Nassau County Medical Center. He has been a director of a large regional Health Maintenance Organization on Long Island, the Hospital Association of New York State, the Greater New York Hospital Association, and chairman of the Nassau-Suffolk Hospital Council. He has been President, CEO and a director of Winthrop University Hospital, Winthrop South Nassau University Health Care Systems, and the Long Island Health Network. He has a graduate degree in health care management from The George Washington University and a law degree from St. John's University. He has been admitted to practice in New York State and federal courts.

Karl W. Dieckmann, a Director of TeamStaff since April 1990, had been Chairman of the Board from November 1991 until September 2001 and has been Vice Chairman since September 2001. From 1980 to 1988, Mr. Dieckmann was the Executive Vice President of Science Management Corporation and managed the Engineering, Technology and Management Services Groups. From 1948 to 1980, Mr. Dieckmann was employed by the Allied Signal Corporation (now Honeywell Corporation) in various capacities including President, Semet Solvay Division; Executive Vice President, Industrial Chemicals Division; Vice President Technical—Fibers Division; Group General Manager—Fabricated Products Division; and General Manager—Plastics Division, as well as various positions with the Chemicals Division.

Ben J. Dyer joined the Board of Directors in December 2002. Mr. Dyer is currently a general partner of Cordova Intellimedia Ventures and is President of Innovations Publishing, LLC, an Atlanta based company, which provides a subscription-based online catalog of emerging technology ventures. In the 1980s Mr. Dyer served as chairman and CEO of Comsell, Inc., a pioneering multimedia development firm and was president and a director of the de novo Enterprise National Bank. Mr. Dyer founded Intellimedia Sports, Inc. in 1992 to create the ESPN-branded sports instruction category in the CD-ROM industry. He was earlier a founder of Peachtree Software, Inc. and served as its President from 1977 to September 1983. He currently serves on a number of private and nonprofit boards including The Mansell Group, Quellan, FundRaisingInfo.com, Practice Bank, and Georgia Advanced Technology Ventures. He concentrates his community activities on higher education and has been president of the Georgia Tech Alumni Association, a director of the Georgia Tech Foundation, chairman of the Alumi Advisory Board for Tech's School of Industrial & Systems Engineering, and chairman of the Georgia Tech Research Corporation. He is currently a Senior Fellow of the Center for Entrepreneurship and Corporate Growth at Emory University's Goizueta Business School. Mr. Dyer holds a Bachelors degree in Industrial Engineering from Georgia Tech and an MBA in finance from Georgia State University.

T. Stephen Johnson has been Chairman of the Board of TeamStaff since September 2001. He has served as Chairman of T. Stephen Johnson & Associates, Inc., financial services consulting firm, and its related entities since inception in 1986. Mr. Johnson is a long-time banking consultant and Atlanta entrepreneur who has advised and organized dozens of community banks throughout the Southeast. He is Chairman Emeritus and a Director of Netbank, the largest and most successful Internet-only bank, as well as Chairman and principal owner of Bank Assets, Inc., a provider of benefit programs for directors and officers of financial institutions. Mr. Johnson is Chairman of the Board of Directo, Inc., a company specializing in providing financial services for unbanked individuals and Vice Chairman of Florida Bank.

Rocco Marano served as member of the Board of Directors from July 1999 through September 2001. He rejoined the Board of Directors in November 2002. Mr. Marano, a prominent telecommunications executive, is the retired chairman and President of Bellcore, Inc. a Bell Communications research and engineering entity formerly owned by the seven Bell regional communications companies. His present additional board affiliations include Computer Horizons Corp. He has also served as Chairman of Horizon Blue Cross/Blue Shield of New Jersey.

T. Kent Smith was appointed as our Chief Executive Officer, President and a member of our Board of Directors on June 18, 2003. From January 2000 to January 2003, Mr. Smith served as the President of HoneyBaked Ham Company and Chief Executive Officer of the Heavenly Ham Company. From 1998 to 1999, Mr. Smith was the Senior Vice President of Organization Serv. Prior to that, Mr. Smith served in various executive positions for Norrell Corporation from 1987 to 1998, including Senior Vice President, Service Operations, Vice President and Chief Information Officer and Vice President, Finance & Strategic Planning. Mr. Smith received a Masters in Business Administration from the University of Virginia and is a graduate of Vanderbilt University.

Executive Officers

Rick J. Filippelli assumed his current position as Vice President and Chief Financial Officer in September 2003. Prior to joining TeamStaff, Mr. Filippelli spent approximately two years as Chief Financial Officer of Rediff.com, a publicly traded global information technology company. From 1985 through 2001 Mr. Filippelli held various financial positions including that of Chief Financial Officer with Financial Guaranty Insurance Company ("FGIC"), a subsidiary of GE Capital. Prior to joining FGIC Mr. Filippelli spent six years in public accounting including three years with the Big 4 firm of Ernst and Young. Mr. Filippelli holds a BS in Accounting from Brooklyn College and is a Certified Public Accountant as well as a member of the American Institute of Certified Public Accountants.

Edmund C. Kenealy has been Vice President, General Counsel of TeamStaff since November 2001. Mr. Kenealy joined TeamStaff as Vice President, Legal & Regulatory Affairs (PEO Division) in October 2000 upon its acquisition of HR2, Inc., where he was Vice President, General Counsel and

Vice President, Operations. Prior to joining HR2, Inc. in April 1998, Mr. Kenealy was Assistant General Counsel of ManagedComp, Inc. from 1993 to 1998. He was previously associated with the Boston offices of Nutter, McClennen & Fish and Skadden, Arps, Slate, Meagher & Flom. He is a graduate of Dartmouth College and the Vanderbilt University School of Law. He is admitted to practice in Massachusetts and the District of Columbia.

Timothy Nieman was appointed President of TeamStaff Rx on December 12, 2003. Prior to joining TeamStaff, Mr. Nieman operated an independent consulting firm providing advisory services to the human capital and staffing industries. Mr. Nieman was employed with Spherion Corporation and its predecessor, Norrell Services Corporation, from January 1985 through September 2002, where he held a number of positions, including Senior Vice President and General Manager of Spherion's Enthusian business unit, which provided application service provider interfaces for the contingent workforce and financial services arenas. Prior to assuming his role with Enthusian, Mr. Nieman held the position of Vice President of Integration, overseeing the merger between Norrell and Interim, as well as a number of executive operational and sales leadership positions with Norrell. Mr. Nieman received his Bachelor's in Business Administration in 1984 from the University of Memphis.

Management Resources and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

T. Stephen Johnson, Karl W. Dieckmann and Martin J. Delaney served on the Management Resources and Compensation Committee during the fiscal year ended September 30, 2003. There are no interlocks between TeamStaff's directors and directors of other companies.

Meetings of the Board of Directors and Committees

During the fiscal year ended September 30, 2003, the Board of Directors met on 8 occasions. During the fiscal year ended September 30, 2003, non-employee directors met on 4 occasions, two of which were by telephone conference call. Our board of directors has determined that each of Messrs. Johnson, Dyer, Dieckmann, Marano and Delaney satisfy the independence requirements of Section 4200(a)(15) of the Nasdaq Marketplace Rules.

The Board of Directors has four committees: Audit, Management Resources and Compensation, Executive, and Corporate Governance and Nominating Committees. For the fiscal year ended September 30, 2003, the members of the committees, and a description of the duties of the Committees were as follows:

Audit Committee.    TeamStaff's Audit Committee acts to: (i) review with management the finances, financial condition and interim financial statements of TeamStaff; (ii) review with TeamStaff's independent auditors the year-end financial statements; and (iii) review implementation with the independent auditors and management of any action recommended by the independent auditors and (iv) the retention and termination of TeamStaff's independent auditors. During the fiscal year ended September 30, 2003, the Audit Committee met on eighteen occasions.

The Audit Committee adopted a written charter governing its actions effective June 14, 2000. Effective May 27, 2003, the Audit Committee adopted an Amended and Restated Charter which was filed as an exhibit to our Proxy Statement prepared in connection with our Annual Meeting of Shareholders held on August 12, 2003. Our Audit Committee is currently comprised of Martin Delaney, Karl W. Dieckmann and Rocco J. Marano. All of the members of our Audit Committee are "independent" within the definition of that term as provided by Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Martin Delaney was elected as its chairman and Rocco J. Marano has been designated as an "Audit Committee financial expert" in accordance with the Sarbanes Oxley Act of 2002 and the regulations promulgated thereunder.

The audit committee report, with respect to the audit of our financial statements as of and for the year ended September 30, 2003, is as follows. The audit committee hereby states that it:

•	has reviewed and discussed the audited financial statements with TeamStaff's management;

•	has discussed with TeamStaff's independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

•	has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountants the independent accountant's independence; and

•	has recommended to the board of directors of TeamStaff that the audited financial statements be included in TeamStaff's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 for filing with the Commission.

This report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee
Martin Delaney Karl W. Dieckmann Rocco J. Marano

Management Resources and Compensation Committee.    The Management Resources and Compensation Committee functions include administration of TeamStaff's 2000 Employee Stock Option Plan and negotiation and review of all employment agreements of executive officers of TeamStaff. The Management Resources and Compensation Committee's members are Martin J. Delaney, Karl W. Dieckmann, and T. Stephen Johnson. Karl W. Dieckmann was elected as its chairman. The Compensation Committee was renamed the Management Resources and Compensation Committee on August 12, 2003. During the fiscal year ended September 30, 2003, the Committee met on nine occasions.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee functions include the review of all candidates for a position on the board of directors, including existing directors for renomination, and reports its findings with recommendations to the Board. The Nominating and Corporate Governance Committee solicits candidates on behalf of TeamStaff to fill any vacancy on the Board. The Nominating and Corporate Governance Committee performs such other duties and assignments as directed by the Chairman or the Board, but shall have no power to add or remove a director without the approval of the Board. Our Board of Directors has adopted a charter governing the activities of the Nominating and Corporate Governance Committee, which may be viewed online on our Web site at www.teamstaff.com. Pursuant to its charter, the Nominating and Corporate Governance Committee's tasks include reviewing and recommending to the Board issues relating to the Board's composition and structure; establishing criteria for membership and evaluating corporate policies relating to the recruitment of Board members; implementing and monitoring policies regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the company and its shareholders; and making recommendations regarding proposals submitted by shareholders. During TeamStaff's 2003 fiscal year and through August 12, 2003, the Nominating Committee members were Karl W. Dieckmann, Donald W. Kappauf and T. Stephen Johnson. Karl W. Dieckmann served as its chairman. The committee was renamed the Nominating and Corporate Governance Committee effective as of August 12, 2003. On that date, Ben J. Dyer was appointed to the committee and named its chairman. Donald W. Kappauf ceased to be a member of the Committee as of August 12, 2003 (and has resigned from the Board). As of the date of this Proxy Statement, Nominating and Corporate Governance Committee members are Ben J. Dyer, Karl W. Dieckmann and T. Stephen Johnson. Each of these persons are independent members of our Board of Directors. During the fiscal year ended September 30, 2003, the Committee did not meet.

Executive Committee.    The Board of Directors created an Executive Committee effective September 4, 2001. Until June 18, 2003, when Donald W. Kappauf relinquished his responsibilities as Chief Executive Officer, the members of this committee were Karl W. Dieckmann, T. Stephen Johnson and Donald W. Kappauf. On August 12, 2003, T. Kent Smith was elected to the Committee in Mr. Kappauf's place. Executive Committee members are currently Karl W. Dieckmann, T. Stephen Johnson and T. Kent Smith. T. Stephen Johnson serves as its chairman. This committee did not meet during the fiscal year ended September 30, 2003.

No member of the Board of Directors or any committee failed to attend at least, or participated in fewer than, 75% of the meetings of the Board or of a committee on which such member serves.

Nominating and Corporate Governance Matters

Our Nominating and Corporate Governance Committee considers candidates for election to our Board of Directors, whether recommended by security holders or otherwise, in accordance with the following criteria. The Nominating and Corporate Governance Committee applies the following general criteria to all candidates:

•	Nominees shall have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and the ability to exercise sound judgment in matters that relate to current and longterm objectives of TeamStaff and should be willing and able to contribute positively to TeamStaff's decision-making process.

•	Nominees should have a commitment to understand TeamStaff and its industries and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of TeamStaff, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominees' ability to represent the interests of all of TeamStaff's stockholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, disability or any other basis proscribed by applicable law.

The renomination of existing directors shall not be viewed as automatic, but shall be based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee shall consider the existing directors' performance on the Board and any committee thereof. The Nominating and Corporate Governance Committee shall also consider the backgrounds and qualifications of the directors considered as a group. The Nominating and Corporate Governance Committee strives to ensure that the Board, when taken as a whole, should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities.

Procedure to be Followed by Security Holders in Submitting Director Candidate Recommendations

Any security holder who desires the Nominating and Corporate Governance Committee to consider one or more candidates for nomination as a director should either by personal delivery or by United States mail, postage prepaid, deliver a written recommendation addressed to the Chairman, TeamStaff, Inc. Nominating and Corporate Governance Committee at 300 Atrium Drive, Somerset, New Jersey 08873, not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting or if an annual meeting has not been held in the preceding year, 90 days prior the first Tuesday in April; and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each written recommendation should set forth: (a) the name and address of the stockholder making the recommendation and of the person or persons recommended; (b) the consent of such person(s) to serve as a director(s) of TeamStaff if nominated and elected; and (c) description of how the person(s) satisfy the general criteria for consideration as a candidate referred to above.

Additional Criteria for Notice of Stockholder Nominees

In accordance with our By-Laws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company in accordance with the terms described in the preceding paragraph. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of TeamStaff entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of TeamStaff if so elected.

All of the nominees for directors being voted upon at the Annual Meeting are currently serving as directors of TeamStaff. Mr. Dieckmann is currently serving as a Class 2 Director and is standing for re-election. Mr. Smith is currently serving as a Class 3 Director and, due to the reasons discussed above, is standing for election as a Class 2 Director. Except in the event of unexpected or unusual circumstances, all directors are expected to be present at the Annual Meeting of Shareholders. During the Annual Meeting of Shareholders held on August 12, 2003, all of our directors were present.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following provides certain summary information concerning compensation during the years ended September 30, 2003, 2002 and 2001 paid to or earned by TeamStaff's Chief Executive Officer and each of the executive officers and key employees of TeamStaff who received in excess of $100,000 in compensation during the last fiscal year.

NAME AND PRINCIPAL POSITION	YEAR	ANNUAL COMPENSATION			LONG TERM COMPENSATION OPTIONS/SAR'S
		SALARY	BONUS	OTHER
T. Kent Smith	2003	$70,192	$35,616	-0-	400,000
Chief Executive Officer	2002	-0-	-0-	-0-	-0-
	2001	-0-	-0-	-0-	-0-
Donald W. Kappauf*	2003	$300,000	-0-	$175,201	-0-
Former CEO	2002	$300,000	$477,500	$26,163	-0-
	2001	$267,130	$200,000	$46,268	300,000
Wayne R. Lynn#	2003	$150,000	-0-	$15,589	-0-
	2002	$139,615	$30,000	$15,589	50,000
	2001	$117,949	$5,000	$15,589	22,500
Elizabeth Hoaglin+	2003	$127,423	-0-	$3,600	-0-
	2002	$114,250	$149,289	$3,600	50,000
	2001	$95,159	$173,885	$3,600	10,000
Edmund Kenealy	2003	$159,944	$27,200	$15,871	-0-
	2002	$135,000	$25,000	$15,859	50,000
	2001	$100,000	$15,000	$15,859	10,000
Gerard A. Romano	2003	$144,962	$24,650	$7,200	10,000
	2002	$135,002	$15,000	$7,615	-0-
	2001	$7,789	$25,000	-0-	20,000

*	Mr. Kappauf relinquished his responsibilities as President and CEO effective June 18, 2003. He terminated his employment effective September 30, 2003.

#	Mr. Lynn's employment terminated effective January 31, 2004 in connection with the sale of the assets of our PEO division.

†	Ms. Hoaglin's employment terminated on December 31, 2003.

TeamStaff provides normal and customary life and health insurance benefits to all of its employees including executive officers. TeamStaff has a 401(k) plan that is voluntary.

Compensation of Directors

From October 1, 2002 through November 18, 2002, the Chairman and Vice-Chairman of the Board each received $2,500 per month. Non-Employee Directors received $1,500 per board meeting and $1,000 per non-board meeting, related travel expenses, and $600 for each committee meeting attended. The Director Plan also provides that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000.

Effective November 19, 2002, the Board established the following cash compensation terms for the members of the Board and committees. The Chairman and Vice-Chairman of the Board each received $3,000 per month. The Chairman of the Audit Committee received $2,500 per month. All other non-employee Directors received $1,667 per month. Effective as of August 12, 2003, the Chairman of the Nominating and Corporate Governance Committee also received $2,500 per quarter. All non-employee Board members received $1,500 for each Board meeting attended and $600 for each committee meeting attended (unless the member is Chairman of the committee). The Chairman of each committee received $1,000 for each committee meeting attended. Non-employee directors also received $1,000 per meeting with executives that do not constitute Board or Committee meetings. Non-employee Board members also received reimbursement of their Board-related travel expenses. The Director Plan also provided that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000.

The Board established the following new cash compensation terms for the members of the Board and committees effective as of January 1, 2004. The Chairman, Vice Chairman and Chairman of the Audit Committee each receive $3,000 per month. The Chairman of the Nominating and Corporate Governance Committee receives $2,500 per month. All other non-employee directors receive $1,667 per month. All non-employee Board members receive $1,500 for each in-person Board meeting attended and $750 for each telephonic Board meeting in which they participate. All committee members receive $600 for each in-person meeting attended and $300 for each telephonic committee meeting in which they participate. The Chairman of each committee receives $1,000 for each in-person committee meeting attended and $500 for each telephonic meeting in which he participates. Non-employee Directors also receive $1,000 for each in-person meeting with Company executives that do not constitute Board or Committee meetings. Non-employee Board members also receive reimbursement of their Board-related travel, cell phone and similar expenses. The Director Plan also provides that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000.

Employment Agreements

Effective as of June 18, 2003, TeamStaff entered into an employment agreement with T. Kent Smith pursuant to which Mr. Smith serves as TeamStaff's President and Chief Executive Officer. The agreement expires on September 30, 2005. Under the terms of the agreement, Mr. Smith is paid an annual base salary of $250,000 and is eligible to receive a bonus of up to 50% of his base salary based on the achievement of revenue, income and other objectives established by the Management Resources and Compensation Committee. Mr. Smith also was granted an option to purchase 400,000 shares of TeamStaff common stock, one-fourth of which vested on June 18, 2003, one-fourth of which will vest one year thereafter, and the remainder of which will vest on June 18, 2005. Mr. Smith also receives four weeks annual vacation and is offered welfare benefit plans, 401(k) and fringe benefits generally made available to other TeamStaff employees. The agreement provides, among other things, that Mr. Smith will be paid a severance payment of three months of his base salary if Mr. Smith and TeamStaff do not enter into a new employment agreement by September 30, 2005. Additionally, the agreement provides for certain post-termination payments depending upon the reason for the termination of Mr. Smith's employment. The agreement also provides for the payment of nine months of base salary and the provision of certain other benefits should Mr. Smith's employment terminate in connection with a change in control, as defined in the agreement.

Effective January 1, 2003, TeamStaff entered into a one-year employment agreement with Edmund C. Kenealy pursuant to which Mr. Kenealy currently served as Vice President, General Counsel, at an annual salary of $160,000. In addition, Mr. Kenealy was entitled to receive an increase in annual compensation as of October 1, 2003 and a bonus to be determined based on the achievement of certain performance criteria determined as of the commencement of each fiscal year. Mr. Kenealy received certain other benefits granted to other TeamStaff employees, including health and other insurance benefits, as well as a car allowance of $500 per month and three weeks annual vacation. This agreement was not renewed by TeamStaff. However, the Board of Directors approved TeamStaff's entry into a severance agreement with Mr. Kenealy effective as of January 1, 2004, providing him with six months severance should his employment terminate other than for "cause," as defined in the agreement. The Board of Directors approved substantially identical severance agreements with Rick J. Filippelli and Timothy Nieman, our Chief Financial Officer and President of TeamStaff Rx, respectively, also effective as of January 1, 2004.

Effective January 1, 2003, TeamStaff entered into a one-year employment agreement with Elizabeth Hoaglin pursuant to which Ms. Hoaglin served as President, TeamStaff Rx, Inc., at an annual salary of $130,000, until she was replaced by Timothy Nieman in December 2003. In addition, Ms. Hoaglin was entitled to receive a bonus to be determined based on the achievement of certain performance criteria determined as of the commencement of each fiscal year. Ms. Hoaglin received certain other benefits granted to other members of TeamStaff's senior management, including health and other insurance benefits, as well as a car allowance of $300 per month and four weeks annual vacation. Ms. Hoaglin's agreement expired, and her employment terminated, effective as of December 31, 2003.

Effective January 1, 2003, TeamStaff entered into a one-year employment agreement with Wayne R. Lynn pursuant to which Mr. Lynn served as Chief Operating Officer of TeamStaff's PEO Division, at an annual salary of $150,000. In addition, Mr. Lynn was entitled to receive a yearly increase in annual compensation as of March 19, 2003 and a bonus to be determined based on the achievement of certain performance criteria determined as of the commencement of each fiscal year. Mr. Lynn received certain other benefits granted to other TeamStaff employees, including health and other insurance benefits, as well as a car allowance of $500 per month and three weeks annual vacation. This agreement was not renewed by TeamStaff, and Mr. Lynn's employment terminated on January 31, 2004 in connection with the sale of TeamStaff's PEO division.

TeamStaff entered into an employment agreement with Mr. Donald Kappauf, TeamStaff's former President and Chief Executive Officer effective April 2, 2001 and terminating on September 30, 2003. As of June 18, 2003, Mr. Kappauf agreed to relinquish his position as President and Chief Executive Officer of TeamStaff. Mr. Kappauf terminated his employment effective as of September 30, 2003. Under the terms of this agreement, Mr. Kappauf's base compensation was initially $230,000, increasing to $300,000 commencing September 1, 2001, and subject to yearly increases thereafter at the discretion of the compensation committee. For the fiscal year ended September 30, 2003, Mr. Kappauf received a base salary of $300,000. Mr. Kappauf also was entitled to an annual bonus based on the achievement of certain performance criteria as determined by the compensation committee.

In addition, Mr. Kappauf received certain other benefits including insurance benefits as are provided to all other executives, a car lease allowance in the maximum amount of $1,000 per month, participation in the supplemental executive retirement plan and a split dollar life insurance arrangement. The agreement also provided for the grant of 300,000 stock options, which vested in annual increments of one third commencing on the date of the agreement. TeamStaff also entered into a severance agreement with Mr. Kappauf, as described below, which governed the termination of his employment and certain other events including a change of control of TeamStaff.

TeamStaff entered into an employment agreement with Mr. Donald Kelly, TeamStaff's former Chief Financial Officer, effective April 2, 2001 and terminating on September 30, 2003. In June 2003, Mr. Kelly notified TeamStaff that he would be terminating his employment on July 2, 2003 purportedly for "good reason," as defined in his severance agreement, as described below. Under the terms of his employment agreement, Mr. Kelly's base compensation was initially $170,000, increasing to $200,000 commencing September 1, 2001, and subject to yearly increases thereafter at the discretion of the compensation committee. For the fiscal year ended September 30, 2003, Mr. Kelly received a base salary of $200,000. Mr. Kelly also was entitled to a bonus based on the achievement of certain performance criteria as determined by the compensation committee.

In addition, Mr. Kelly received certain other benefits including insurance benefits as are provided to all other executives, a car allowance in the amount of $800 per month, participation in the supplemental executive retirement plan and a split dollar life insurance arrangement. The agreement also provided for the grant of 150,000 stock options, which vested in annual increments of one third commencing on the date of the agreement. TeamStaff also entered into a severance agreement with Mr. Kelly, as described below, which governed the termination of his employment and certain other events including a change of control of TeamStaff.

The split dollar life insurance agreements and supplemental retirement plan were approved by the Compensation Committee of the Board during the 2000 fiscal year and implemented effective

October 1, 2000. Under the terms of the SERP, a participant receives a benefit sufficient to provide lump sum annual payments equal to approximately one-third of the participant's base salary on the date the participant becomes a participant. Payment of benefits commences when the participant reaches 65 years of age. The benefit under the SERP is subject to a seven-year vesting schedule (0%, 0%, 20%, 40%, 60%, 80%, 100%), based on the participant's original date of employment with TeamStaff and contingent on the participant's reaching age 55; provided, however, a participant's benefit becomes fully vested upon a change of control, as defined in the SERP, if within two years of the change of control there is a material change in the participant's job title or responsibilities or if the participant's employment is terminated by TeamStaff for any reason other than conviction for theft or embezzlement from TeamStaff. Additionally, if a participant retires by means of total disability (as defined in the SERP), the participant's benefit becomes fully vested and benefit payments commence as of the disability retirement date. The SERP does not provide a death benefit. Mr. Kappauf and Mr. Kelly were the only SERP participants.

SERP participants also were provided with a split dollar life insurance policy, insuring the life of the participant until the participant reached age 65. Although the participant was the owner of the Policy, TeamStaff paid all Policy premiums. Each participant had collaterally assigned the Policy to TeamStaff to secure repayment of the premiums through either its cash surrender value or the Policy proceeds. The participant's right to the Policy vested in accordance with the same schedule as the SERP and with similar change of control provisions. Upon the participant's 65th birthday (and in certain other circumstances provided by the Policy agreement), TeamStaff would release the collateral assignment of the Policy provided the participant released TeamStaff from all obligations it may have with respect to the participant (including those under the SERP). However, given the uncertainty of TeamStaff's ability to continue to maintain this payment arrangement in light of certain of the provisions of the Sarbanes-Oxley Act of 2002, TeamStaff had, with the President and Chief Executive Officer's consent, deferred paying Policy premiums on behalf of the Chief Executive Officer, pending review of the SERP to comply with the Sarbanes-Oxley Act. For the fiscal quarter ended December 31, 2002, TeamStaff paid the Chief Executive Officer a bonus in the amount of the Policy premiums, grossed-up to cover allocable income taxes. Pursuant to the severance agreement with Mr. Kappauf, in the event he were terminated for cause, he would be entitled only to his accrued compensation, which means his base salary, reimbursement of business expenses, vacation pay and earned but unpaid bonuses to the date of termination. "Cause" is defined to include conviction of a felony, an intentional and continual failure to substantially perform his duties or an intentional failure to follow or perform a lawful direction of the Board of Directors. If Mr. Kappauf were terminated for disability or death, he would be entitled to his accrued compensation and certain other payments, such as the pro rata bonus amount. The pro rata bonus amount is defined as the amount equal to the greater of the most recent annual bonus amount paid or the annual bonus paid or payable for the full fiscal year ended prior to the termination, in either case pro-rated through the date of death or disability. In the event that Mr. Kappauf's employment terminated for any other reason, the agreement provided for payment of his accrued compensation, a pro rata bonus amount, a bonus amount allocated to the remainder of the term of his employment agreement, his base salary through the remainder of the term of his employment agreement, a severance payment equal to one year's base compensation, a payment equal to the cost of health and other similar benefits for a period of two years and costs associated with outplacement services.

On June 18, 2003, Donald W. Kappauf relinquished his positions of President and Chief Executive Officer of TeamStaff. In light of the circumstances regarding the relinquishment by Mr. Kappauf of his positions, Mr. Kappauf may have had reason to terminate his employment with TeamStaff for "good reason" and exercise his rights under the severance agreement. The term good reason includes "a change in the [e]xecutive's status, title, position or responsibilities . . . ." In addition, TeamStaff may have been required to contribute funds to an irrevocable trust to meet the premium obligations of the split dollar life insurance policy granted to Mr. Kappauf in connection with the SERP.

The severance agreement with Mr. Kelly had terms which are substantially similar to those described above for Mr. Kappauf. Until December 10, 2002, Mr. Kelly held the positions of Chief

Financial Officer, Vice President, Finance and Secretary of TeamStaff. As a result of the previously disclosed change in his duties, the former Chief Financial Officer may have had "good reason" to terminate his employment with TeamStaff and may have had claims for the severance payments and benefits provided by the severance agreement. The term good reason includes "a change in the [e]xecutive's status, title, position or responsibilities . . . ." In June 2003, Mr. Kelly notified the Board of Directors that he would terminate his employment, effective July 2, 2003, for "good reason" and exercise his rights under the severance agreement. Additionally, the change in Mr. Kelly's duties may have caused his benefits under the SERP to become fully vested.

In connection with the change in their employment status, TeamStaff engaged in negotiations with its former President and Chief Executive Officer and the former Chief Financial Officer regarding the payment of certain severance benefits and the satisfaction of TeamStaff's obligations to each of them under the SERP and the split dollar life insurance arrangements. On December 31, 2003, TeamStaff executed an agreement with its former President and Chief Executive Officer pursuant to which TeamStaff agreed to, among other things, release the collateral assignment of the split dollar life insurance policy as of December 31, 2003 and to accelerate the payment of certain agreed upon payments under the SERP in complete satisfaction of TeamStaff's obligations under the SERP. TeamStaff entered into a similar agreement with its former Chief Financial Officer effective as of December 30, 2003. That agreement also provided for the payment of severance and other benefits over time in satisfaction of TeamStaff's obligations to its former Chief Financial Officer under his severance agreement effective May 22, 2002.

Management Resources and Compensation Committee Report on Executive Compensation

This report is submitted by the management resources and compensation committee of the Board of Directors of TeamStaff. During the fiscal year ended September 30, 2003, the management resources and compensation committee was responsible for reviewing TeamStaff's stock option plans and reviewing and approving compensation matters concerning the executive officers.

Overview and Philosophy.    TeamStaff uses its compensation program to achieve the following objectives:

•    To provide compensation, as determined by the management resources and compensation committee, that attracts, motivates and retains the talented, high caliber officers and employees necessary to achieve TeamStaff's strategic objectives;

•    To align the interest of officers with the success of TeamStaff;

•    To align the interest of officers with stockholders by including long-term equity incentives; and

•    To increase the long-term profitability of TeamStaff and, accordingly, increase stockholder value.

TeamStaff also recognizes that the possibility of a termination without cause after a change in control of TeamStaff can create significant distractions for its key management personnel due to the uncertainties inherent in such situations. Under such circumstances, it is in the best interests of TeamStaff to:

•    establish incentives to induce key executives and employees to remain in the employ of TeamStaff during the period a change of control transaction is under consideration,

•    ensure executives agree to any restrictive covenant necessary to effectuate a transaction in the interests of the TeamStaff's shareholders, and

•    align the interests of key employees with the shareholders with respect to specific transactions that may increase shareholder value but would also result in a change of control.

Compensation under the executive compensation program is comprised of cash compensation in the form of base salary, bonus compensation and automobile allowances. Executives are also granted severance plans providing various benefits upon a change of control of TeamStaff or termination of employment. In addition, the compensation program includes various other benefits, including medical and insurance plans, TeamStaff's 401(k) Plan, which plans are generally available to all employees of TeamStaff. The committee considers the eligibility of certain executive officers in a supplemental executive retirement plan ("SERP") as discussed below.

The principal factors which the management resources and compensation committee considered with respect to each officer's compensation package for fiscal year ended September 30, 2003 are summarized below. The management resources and compensation committee may, however, in its discretion, apply different or additional factors in making decisions with respect to executive compensation in future years.

Base Salary.    Compensation levels for each of TeamStaff's officers, including the Chief Executive Officer, are generally set within the range of salaries that the management resources and compensation committee believes is paid to officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the management resources and compensation committee takes into account such factors as (i) TeamStaff's past performance and future expectations, (ii) individual performance and experience and (iii) past salary levels. The management resources and compensation committee does not assign relative weights or ranking to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to TeamStaff's long-term goals and strategies. Base salary, while reviewed annually, is only adjusted as deemed necessary by the management resources and compensation committee in determining total compensation for each officer. Base salary levels for each of TeamStaff's officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer.

Equity Incentives.    The management resources and compensation committee believes that stock participation aligns officers' interests with those of the stockholders. In addition, the management resources and compensation committee believes that equity ownership by officers help to balance the short-term focus of annual incentive compensation with a longer-term view and may help to retain key executive officers. Long-term incentive compensation, generally granted in the form of stock options, allows the officers to share in any appreciation in the value of TeamStaff's common stock.

In making stock option grants, the management resources and compensation committee considers general corporate performance, individual contributions to TeamStaff's financial, operational and strategic objectives, the Chief Executive Officer's recommendations, level of seniority and experience, existing levels of stock ownership, previous grants of restricted stock or options, vesting schedules of outstanding restricted stock or options and the current stock price. With respect to the compensation determination for the fiscal year ended September 30, 2003, TeamStaff employed a new Chief Executive Officer and a new Chief Financial Officer and the management resources and compensation committee awarded these new officers employee stock options as part of their compensation plans. During the fiscal year ended September 30, 2003, the management resources and compensation committee approved the grant of 518,000 options, 460,000 of which were granted to executive officers.

Other Benefits.    TeamStaff also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. TeamStaff offers a stock incentive plan and a 401(k) plan, which allows employees to invest in a wide array of funds on a pre-tax basis. TeamStaff also maintains insurance and other benefit plans for its employees, including executive officers of TeamStaff.

During the fiscal year ended September 30, 2001, the management resources and compensation committee created the supplemental executive retirement plan or SERP to provide retirement benefits comparable with plans offered executives in comparable positions at other companies. Each corporate executive whose eligibility is specifically approved by the management resources and compensation committee will receive a benefit sufficient to provide lump sum annual payments equal to approximately one-third of the participant's base salary in effect on the date the participant enters the Plan for a period of 15 years. Payment of benefits commences upon the executive's reaching 65 years of age. The commencement of benefit payments is accelerated in the event the participant becomes totally disabled prior to retirement. A split dollar life insurance policy also is in place for each participant. The split dollar life insurance policy is designed to provide either a death benefit if the employee dies prior to retirement age, or, if the employee attains retirement age, the funds necessary for the payment of the SERP retirement benefit at retirement through the application of the policy's cash surrender value. At the present time, no current executive officers are participants in the SERP. Donald Kappauf and Donald Kelly, former executive officers, were the only participants in the SERP. The SERP became effective on October 1, 2000.

Chief Executive Officer Compensation.    In the fiscal year ended September 30, 2003, until he relinquished his duties as Chief Executive Officer in June 2003, Mr. Donald Kappauf, received a base salary at the annual rate of $300,000, which was equal to his base salary for the prior year. In the fiscal year ended September 30, 2002, Mr. Kappauf's base salary of $300,000 represented a 12.3% increase from his base salary in fiscal 2001. The base salary is believed by the management resources and compensation committee to be consistent with the range of salary levels received by executives in a similar capacity in companies of comparable size. Mr. Kappauf did not receive a bonus during the fiscal year ended September 30, 2003 but he did receive severance benefits under his severance agreement dated May 2002, which represented, in part, a pro rata bonus based on his prior year's bonus payment. The terms of Mr. Kappauf's employment compensation were determined primarily pursuant to his employment agreement, which was entered into in April 2001.

In June 2003, T. Kent Smith was employed as TeamStaff's new Chief Executive Officer. Mr. Smith's compensation is determined pursuant to an employment agreement dated June 18, 2003, which provides for base compensation of $250,000 per annum and a bonus, in the discretion of the management resources and compensation committee, of up to 50 % of his base salary. Mr. Smith was also awarded options to purchase 400,000 shares of Common Stock exercisable at $3.00 per share subject to certain vesting requirements. During the interim period between June 18, 2003 and the end of fiscal 2003, Mr. Smith was awarded a bonus of $35,616 in light of the difficult circumstances under which Mr. Smith was employed and the success he achieved in stabilizing TeamStaff's operations.

The management resources and compensation committee approved severance agreements for certain key executive employees that provide for the payment of six months base compensation in the event of a termination without cause.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Code limits the tax deduction to TeamStaff to $1 million for compensation paid to any of the executive officers unless certain requirements are met. The management resources and compensation committee has considered these requirements and the regulations. It is the management resources and compensation committee's present intention that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation be deductible for United States federal income tax purposes. The management resources and compensation committee believes that any compensation deductions attributable to options granted under the employee stock option plan currently qualify for an exception to the disallowance under Section 162(m). Future option grants to executive officers under the TeamStaff employee stock option plans will be granted by the management resources and compensation committee.

By the Management Resources and Compensation Committee of the Board of Directors of TeamStaff, Inc.
T. Stephen Johnson Karl W. Dieckmann Martin Delaney

This report of the Management Resources and Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

Name	No. of Securities Underlying Options Granted	Percentage of Total Options/ Granted in Fiscal Year	Exercise of Base Price Per Share	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
T. Kent Smith	400,000	77%	$3.00	6/18/2008	$259,000	$557,000
Rick J. Filippelli	50,000	10%	$2.29	9/15/2008	$25,000	$53,000
Elizabeth Hoaglin	0	0%	—	—	—	—
Edmund Kenealy	0	0%	—	—	—	—
Wayne Lynn	0	0%	—	—	—	—
Gerard A. Romano	10,000	2%	$3.00	11/19/2007	$6,000	$14,000

Aggregated Option/SAR Exercises in Last Fiscal Year
And Fiscal Year-End Option/SAR Values

The following table sets forth information with respect to the named executive officers concerning exercise of stock options and SARs during the last fiscal year and the value of unexercised options and SARs held as of the year ended September 30, 2003.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARS September 30, 2003 Exercisable/ Unexercisable	Value of Unexercised In-the-money Options as of September 30, 2003 Exercisable/ Unexercisable(1)
T. Kent Smith	0	$0	100,000/300,000	$0/$0
Rick J. Filippelli	0	$0	0/50,000	$0/$111,500
Elizabeth Hoaglin	0	$0	67,142/0	$0/$0
Edmund Kenealy	0	$0	35,000/25,000	$0/$0
Wayne Lynn	0	$0	47,500/25,000	$0/$0
Gerard A. Romano	0	$0	20,000/10,000	$0/$0

(1)	Based upon a closing bid price of the Common Stock at $2.23 per share on September 30, 2003.

Stock Option Plans

In April 1990, the Board of Directors adopted the 1990 Employees Stock Option Plan (the "1990 Plan"), which was approved by shareholders in August 1990. The 1990 Plan provided for the grant of options to purchase up to 285,714 shares of TeamStaff's common stock. Under the terms of the 1990 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISOs") under Section 422A of the Code, or options which do not so qualify ("Non-ISO's"). As of September 30, 2003, there were 8,621 options outstanding under the 1990 Plan.

In April 1990, the Board of Directors adopted the Non-Executive Director Stock Option Plan (the "1990 Director Plan"), which was approved by shareholders in August, 1991 and amended in March 1996. The Director Plan provided for issuance of a maximum of 142,857 shares of common stock upon the exercise of stock options arising under the Director Plan. As of September 30, 2003, there were 2,856 options held by directors outstanding under the 1990 Director Plan.

In April 1990, the Board of Directors adopted and in August 1990, TeamStaff's shareholders approved the Senior Management Incentive Plan (the "Management Plan") for use in connection with the issuance of stock, options and other stock purchase rights to executive officers and other key employees and consultants who render significant services to TeamStaff and its subsidiaries. A total of 1,428,571 shares of common stock were reserved for issuance under the Management Plan. As of September 30, 2003, there were 109,995 options outstanding under the Management Plan.

The foregoing plans have expired and options are no longer being granted under these plans.

2000 Employee Stock Option Plan

In the fiscal year 2000, the Board of Directors and shareholders approved the adoption of the 2000 Employees Stock Option Plan (the "2000 Plan") to provide for the grant of options to purchase up to 1,714,286 shares of TeamStaff's common stock to all employees, including senior management. The 2000 Plan replaces the 1990 Employee Plan and Senior Management Plans, both of which expired. Under the terms of the approved 2000 Plan, options granted there under may be designated as options which qualify for incentive stock option treatment ("ISOs") under Section 422A of the Code, or options which do not so qualify ("Non-ISO's"). As of September 30, 2003, there were 1,213,000 options outstanding under the 2000 Plan.

The 2000 Plan is administered by the Management Resources and Compensation Committee designated by the Board of Directors. The Management Resources and Compensation Committee has the discretion to determine the eligible employees to whom, and the times and the price at which, options will be granted; whether such options shall be ISOs or Non-ISOs; the periods during which each option will be exercisable; and the number of shares subject to each option. The Committee has full authority to interpret the 2000 Plan and to establish and amend rules and regulations relating thereto.

Under the 2000 Plan, the exercise price of an option designated, as an ISO shall not be less than the fair market value of the common stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent (10%) shareholder (as defined in the 2000 Plan), such exercise price shall be at least 110% of such fair market value. Exercise prices of Non-ISO options may be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant, which are designated as ISOs and which become exercisable in any calendar year shall not exceed $100,000.

The Management Resources and Compensation Committee may, in its sole discretion, grant bonuses or authorize loans to or guarantee loans obtained by an optionee to enable such optionee to pay the exercise price or any taxes that may arise in connection with the exercise or cancellation of an option. The Management Resources and Compensation Committee can also permit the payment of the exercise price in the common stock of the Corporation held by the optionee for at least six months prior to exercise.

Non-Executive Director Plan

In fiscal 2000, the Board of Directors and stockholders approved the adoption of the 2000 Non-Executive Director Stock Option Plan (the "Director Plan") to provide for the grant of options to non-employee directors of TeamStaff. Under the terms of the Director Plan, each non-executive director is automatically granted an option to purchase 5,000 shares upon joining the Board and each September lst, pro rata, based on the time the director has served in such capacity during the previous year. The Directors' Plan also provides that directors, upon joining the Board, and for one (1) year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000. The Director Plan replaced the 1990 Director Plan, which expired in April 2000.

Under the Director Plan, the exercise price for options granted under the Director Plan shall be 100% of the fair market value of the common stock on the date of grant. Until otherwise provided in the Stock Option Plan, the exercise price of options granted under the Director Plan must be paid at the time of exercise, either in cash, by delivery of shares of common stock of TeamStaff or by a combination of each. The term of each option commences on the date it is granted and unless terminated sooner as provided in the Director Plan, expires five (5) years from the date of grant. The Committee has no discretion to determine which non-executive director or advisory board member will receive options or the number of shares subject to the option, the term of the option or the exercisability of the option. However, the Committee will make all determinations of the interpretation of the Director Plan. Options granted under the Director Plan are not qualified for incentive stock option treatment. As of September 30, 2003, there were 75,000 options held by directors outstanding under the Director Plan.

Shareholder Return Performance Presentation

Set forth herein is a line graph comparing the total returns (assuming reinvestment of dividends) of TeamStaff's common stock, the Standard and Poor Industrial Average, and an industry composite consisting of a group of four peer issuers selected in good faith by TeamStaff. TeamStaff's common stock is listed for trading in the NASDAQ National market and is traded under the symbol "TSTF."

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
September 2003

NOTES

(1)	Assumes that the value of the investment in TeamStaff's Common Stock and each index was $100 on September 30, 1998 and that dividends were reinvested at years ended September 30th.

(2)	Industry composite includes Administaff, Gevity HR, Team America Corp., Cross Country Healthcare, Medical Staffing Network Holdings, On Assignment, and Rehabcare Group. The industry composite has been determined in good faith by management to represent entities that compete with TeamStaff in certain of its significant business segments. Management does not believe there are any publicly held entities that compete with all TeamStaff's business segments.

This presentation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

Certain Relationships and Related Transactions

For information concerning employment and severance agreements with, and compensation of, the Corporation's executive officers and directors, see "Executive Compensation." The Director Plan provides that directors, upon joining the Board, and for one year thereafter, will be entitled to purchase restricted stock from TeamStaff at a price equal to 80% of the closing bid price on the date of purchase up to an aggregate purchase price of $50,000.

Effective August 31, 2001, TeamStaff, Inc. completed its acquisition of BrightLane. As a result of a reverse subsidiary merger with a subsidiary of TeamStaff, BrightLane is now a wholly owned subsidiary of TeamStaff. In connection with the transaction, persons holding BrightLane options to acquire approximately 2.1 million BrightLane shares (the equivalent of approximately 481,000 TeamStaff shares) exercised their options. TeamStaff made recourse loans of approximately $1.0 million principal amount to the holders of these options to assist them in payment of tax obligations incurred with exercise of the options. The loans are repayable upon the earlier of (i) sale of the TeamStaff shares or (ii) three years. As of September 30, 2003, approximately $0.7 million of these loans has been repaid or forgiven. All loans must be repaid in cash with the exception of one loan. Under the terms of TeamStaff's employment agreement with an executive officer of TeamStaff's BrightLane subsidiary, the loan ($131,000) was forgiven over a two-year period of time. One of our current directors, Ben J. Dyer, was a former shareholder of Brightlane, and received a loan in the amount of $67,840 in connection with the transaction. The loan was on the same terms as provided to all other option holders of BrightLane. The loan was made and repaid prior to Mr. Dyer joining the Board.

Wachovia Corporation, through an affiliate held all of the BrightLane Series B Preferred stock, and therefore owns 2,822,417 shares of TeamStaff's Common Stock (approximately 18%). In addition, Nationwide Financial Services, Inc. held all of the BrightLane Series C Preferred stock, and therefore owns 2,256,488 shares of TeamStaff's Common Stock (approximately 14%).

As part of its acquisition of BrightLane, completed in August 2001, TeamStaff entered into a two-year, extendable marketing relationship with First Union Corporation (renamed Wachovia). The Wachovia relationship provided TeamStaff with the ability to market its PEO services to Wachovia's small business customers through Wachovia's network of small business bankers. TeamStaff received written notice from Wachovia terminating the agreement effective as of October 14, 2003. Wachovia Corporation continues as a major shareholder of TeamStaff's stock.

Under the terms governing the BrightLane transaction, certain option holders were restricted from selling TeamStaff shares acquired from the exercise of their BrightLane options for a period of up to two years. T. Stephen Johnson and his spouse, Mary Johnson, also a former director of BrightLane, were the only option holders who exercised their options and who were subject to these lockup provisions. Due to the significant rise in TeamStaff's stock price and the significant increase in the amount of the tax loans to be made to T. Stephen Johnson and Mary Johnson, the Board of Directors of TeamStaff concluded it would be more appropriate to allow Mr. and Mrs. Johnson to sell a portion of their TeamStaff shares to cover their tax liability rather than carry a large loan receivable on TeamStaff's financial statements. The Board therefore agreed to allow the sale of up to 40% of Mr. and Mrs. Johnson's option shares (approximately 56,230 TeamStaff shares) as an exempt transaction under SEC Rule 16(b)(3).

In addition, pursuant to the agreements governing the BrightLane transaction, we registered for resale shares of our common stock issued to former BrightLane shareholders who would be deemed "affiliates" under SEC rules and regulations. The registration statement includes 6,096,946 shares of common stock owned by these persons. Certain former shareholders of BrightLane who are selling security holders, including Wachovia Corporation (formerly, First Union Corporation), Nationwide Financial Services and T. Stephen Johnson, agreed to the terms of a "lockup" agreement whereby they agreed that the shares of TeamStaff obtained by them may only be sold as follows: commencing on the first anniversary of the transaction (August 31, 2002) 50% of the acquired shares may be sold and commencing on the second anniversary the remaining shares may be sold. The Board of Directors has reserved the right to release all of part of the shares from the lockup prior to its expiration.

Shareholder Proposals

Shareholders may contact the Board of Directors or a specified individual director by writing to the Secretary of the company at TeamStaff, Inc., 300 Atrium Drive, Somerset, New Jersey 08873. Our corporate Secretary will relay all such communications to the Board of Directors, or individual members, as appropriate.

By-law Provisions.    In accordance with our By-laws, a stockholder who desires to present a proposal for consideration at next year's annual meeting must submit the proposal no later than the close of business on the date that is 90 days prior to the anniversary date of the immediately preceding annual meeting. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in our stock transfer records), the number of shares beneficially owned by the stockholder and a description of any material interest that the stockholder may have in the proposal. Proposals should be addressed to Corporate Secretary, TeamStaff, Inc., 300 Atrium Drive, Somerset, New Jersey 08873.

Inclusion in Next Year's Proxy Statement.    Notwithstanding the By-law provisions, a stockholder who desires to have his or her proposal included in next year's proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on March 4, 2005.

Presentation at Meeting.    For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, SEC rules permit our management to vote proxies in its discretion if (a) our management receives notice of the proposal before the close of business on May 18, 2005 and advises stockholders in next year's proxy statement about the nature of the matter and how it intends to vote on such matter, or (b) our management does not receive notice of the proposal prior to the close of business on May 18, 2005.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM l0-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST THEREFORE SENT TO EDMUND C. KENEALY, SECRETARY, TEAMSTAFF, INC., 300 ATRIUM DRIVE, SOMERSET, NEW JERSEY 08873. Each such request must set forth a good faith representation that as of the Record Date, the person making the request was the beneficial owner of common stock of TeamStaff entitled to vote at the Annual Meeting of Shareholders. We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy and information statements, and other information with the SEC. Such reports, proxy and information statements, and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the SEC located at 233 Broadway, New York, New York. Copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed through the SEC's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

OTHER BUSINESS

As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that herein above set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

By Order of the Board of Directors
Edmund C. Kenealy, Secretary

July 2, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA.

TEAMSTAFF, INC.
Annual Meeting of Shareholders — August 3, 2004
Proxy Solicited By The Board of Directors

The undersigned hereby appoints T. Stephen Johnson, Karl W. Dieckmann and T. Kent Smith and each of them, proxies, with full power of substitution, to vote all shares of common stock of TeamStaff, Inc owned by the undersigned at the Annual Meeting of Shareholders of TeamStaff, Inc. to be held on August 3, 2004 and at any adjournments thereof, hereby revoking any proxy heretofore given. The undersigned instructs such proxies to vote:

I.	Election of Directors

FOR all nominees list below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction: Please check appropriate box. To withhold authority for any individual nominee, strike a line through the nominee's name in the list below.)

Nominees for Class 2 Director:

Karl W. Dieckmann	T. Kent Smith

and to vote upon any other business as may properly become before the meeting or any adjournment thereof, all as described in the proxy statement dated July 2, 2004, receipt of which is hereby acknowledged.

Either of the proxies or their respective substitutes who shall be present and acting shall have and may exercise all the powers hereby granted. The shares represented by this proxy will be voted FOR the election of the two (2) directors unless contrary instructions are given. Said proxies will use their discretion with respect to any other matters which properly come before the meeting.

Date __________________________________

Signed __________________________________
(Please date and sign exactly as accounts. Each joint owner should sign. Executors, administrators, trustees, etc. should also so indicate when signing.)
The proxy is solicited on behalf of the Board of Directors. Please sign and return in the enclosed envelope.